Exhibit 99

Dillard’s, Inc. Reports November Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--December 4, 2008--Dillard’s, Inc. (DDS: NYSE) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended November 29, 2008 were $505,752,000 compared to sales for the four weeks ended December 1, 2007 of $559,272,000. Total sales decreased 10%. Sales in comparable stores decreased 9% for the four-week period.

Sales for the 43 weeks ended November 29, 2008 were $5,267,964,000 compared to sales for the 43 weeks ended December 1, 2007 of $5,602,347,000. Sales decreased 6% in both total and comparable stores for the 43-week period.

During the four weeks ended November 29, 2008, sales were significantly above the average company trend in the Central region and significantly below trend in the Eastern and Western regions.

During the four weeks ended November 29, 2008, sales were significantly above the average company trend in the men’s apparel and accessories and shoe categories and significantly below trend in the juniors’ and children’s apparel and home and furniture categories.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers.

The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations